                           SCHEDULE 14(a) INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential for use of the Commission
                                               only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            JDA SOFTWARE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                            JDA SOFTWARE GROUP, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth in the amount on which the filing fee is calculated and state how it was determined).

--------------------------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5)  Total Fee paid

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)  Filing Party:

        ------------------------------------------------------------------------

     4)  Date Filed:

        ------------------------------------------------------------------------

                            JDA SOFTWARE GROUP, INC.
                            14400 NORTH 87TH STREET
                           SCOTTSDALE, ARIZONA 85260

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 20, 1999

To The Stockholders:

     The 1999 Annual Meeting of Stockholders of JDA Software Group, Inc. (the "Company") will be held on Thursday, May 20, 1999, at 10:00 a.m., Scottsdale, Arizona time, at the JDA Software Group, Inc. World Headquarters, 14400 North 87th Street, Scottsdale, Arizona 85260, for the following purposes:

     1. To elect two Class III directors to serve a three-year term on the Company's Board of Directors.

     2. To approve adoption of the 1999 Employee Stock Purchase Plan which provides for the issuance of up to 750,000 shares of common stock annually to employees of the Company.

     3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1999.

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 9, 1999 are entitled to notice of, and to vote at, the 1999 Annual Meeting of Stockholders and any adjournments thereof. A Stockholder may only vote at the meeting if the holder is present in person or represented by proxy. A copy of the Company's 1998 Annual Report to Stockholders, which includes certified financial statements, is enclosed. Management cordially invites you to attend the 1999 Annual Meeting of Stockholders.

                                          By order of the Board of Directors
                                          /s/ Kristen L. Magnuson

                                          Kristen L. Magnuson
                                          Secretary

Phoenix, Arizona
April 19, 1999

     IMPORTANT: STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                                PROXY STATEMENT

                            JDA SOFTWARE GROUP, INC.
                            14400 NORTH 87TH STREET
                           SCOTTSDALE, ARIZONA 85260

SOLICITATION AND VOTING OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of JDA Software Group, Inc., a Delaware corporation ("JDA" or the "Company"), for use at the 1999 Annual Meeting of Stockholders to be held on Thursday, May 20, 1999, at 10:00 a.m., Scottsdale, Arizona time (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the Annual Report to Stockholders for the year ended December 31, 1998, were first mailed on or about April 19, 1999, to stockholders of record at the close of business on April 9, 1999 (the "Record Date"). The Company had 23,724,783 shares of common stock outstanding, par value $.01 per share ("Common Stock"), as of the close of business on the Record Date. Only stockholders of record on the Record Date will be entitled to vote at the Annual Meeting. The holders of a majority of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

     Each stockholder is entitled to one (1) vote per share on the proposals presented in this Proxy Statement, as well as on all other matters that may be properly considered at the Annual Meeting. All valid proxies received prior to the Annual Meeting will be voted in accordance with the specifications or directions indicated on the proxy. A stockholder giving the enclosed proxy has the power to revoke it at any time prior to the time it is voted, by either (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 14400 North 87th Street, Scottsdale, Arizona 85260. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted for any purpose in determining whether a matter has been approved.

     The Company may retain an outside firm to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. The cost of soliciting proxies will be borne by the Company, and is not expected to exceed $7,500. The Company will request banks, brokers and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons, and will reimburse them for their reasonable, out-of-pocket costs. In addition to soliciting stockholders by mail, proxies may be solicited by the Company's officers and directors by personal interview, telephone, or facsimile without additional compensation.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I Directors, (J. Michael Gullard and William C. Keiper), two Class II Directors (Stephen A McConnell and Jock Patton), and two Class III Directors (James D. Armstrong and Frederick M. Pakis), who will serve until the annual meetings of stockholders to be held in 2000, 2001 and 1999, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are elected for a term of three years to succeed those Directors whose terms expire on the annual meeting dates. The number of Directors comprising the Board of Directors is currently set at six (6).

     The term of the Class III Directors will expire on the date of the 1999 Annual Meeting of Stockholders. Two individuals are to be elected to serve as Class III Directors of the Board of Directors at that meeting. Management's nominees for election by the stockholders to these positions are James D. Armstrong and Frederick M. Pakis. If elected, the nominees will serve as Directors until the Company's annual meeting of stockholders in 2002, and until their successors are elected and qualified. If either of the nominees decline to serve or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee(s) by the Board of Directors.

     If a quorum is present and voting, the nominees for Class III Directors receiving the highest number of votes will be elected. Abstentions will have no effect on the vote.

INFORMATION CONCERNING DIRECTORS AND NOMINEE

     Information concerning the names, ages, terms, positions and offices held with the Company, and business experience of the Company's current directors is set forth below:

                                                                                            TERM
NAME                         AGE                      TITLE                       CLASS    EXPIRES
----                         ---                      -----                       -----    -------
James D. Armstrong.........  48     Co-Chairman and Co-Chief Executive Officer    III       1999
Frederick M. Pakis.........  45     Co-Chairman and Co-Chief Executive Officer    III       1999
J. Michael Gullard(1)......  54     Director                                       I        2000
William C. Keiper(1).......  48     Director                                       I        2000
Stephen A McConnell(2).....  46     Director                                       II       2001
Jock Patton(2).............  53     Director                                       II       2001

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     James D. Armstrong has been a Director of the Company since 1985 and currently serves as Co-Chairman of the Board with Mr. Pakis. Mr. Armstrong has also served as Co-Chief Executive Officer with Mr. Pakis since January 1999. Mr. Armstrong co-founded the Company in 1985 and served as its Chief Executive Officer until October 1997. Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong currently serves on the Board of Directors of InfoImage, Inc., a privately-held software and services provider based in Phoenix, Arizona. Mr. Armstrong previously served as a Director of Mark's Work Wearhouse, a publicly-held Canadian specialty retailing company from 1985 to 1987. Mr. Armstrong attended Ryerson Polytechnic Institute in Toronto, Ontario.

     Frederick M. Pakis has been a Director of the Company since 1985 and currently serves as Co-Chairman of the Board with Mr. Armstrong. Mr. Pakis has also served as Co-Chief Executive Officer with Mr. Armstrong since January 1999. Mr. Pakis co-founded the Company in 1985 and served as its President until October 1997. Mr. Pakis served as a Retail Consulting Manager with Touche Ross & Co. from 1981 to 1985, and as Director of Corporate Planning for the Sherwin Williams Company, a home improvement specialty store company from 1976 to 1981. Mr. Pakis has served on the Board of Directors of Advanced Food Systems, Inc., a privately-held food manufacturing and distribution company since October 1997. Mr. Pakis attended the United States Military Academy at West Point, received a Bachelor of Science Degree in Operations Research from Case Western Reserve University, and a Master of Business Administration Degree from the London School of Business, where he studied as a Sloan Fellow.

     J. Michael Gullard joined the Company as a Director on January 26, 1999. Mr. Gullard has served as General Partner of Cornerstone Management, a venture capital firm specializing in software and data communications companies, since 1984, and since 1996 as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a publicly-held corporation headquartered in England with extensive operations in the United States, that specializes in software application development tools. Mr. Gullard also serves as a Director of three private companies and has formerly served as a Director of seven high tech companies. Mr. Gullard attended Stanford University and received a Bachelor of Arts Degree in Economics and a Masters Degree from the Graduate School of Business.

     William C. Keiper has served as a Director of the Company since April 1998. Mr. Keiper has served as a Director and President of the Services and Publishing Group of Martin Wolf Associates, Incorporated, a mergers and acquisitions firm serving middle market information technology products and services companies since 1998. Mr. Keiper previously served as a Managing Director of Software Equity Group, L.L.C., a software and Internet technology mergers, acquisitions and strategic consulting firm based in Phoenix, Arizona from 1997 to 1998. From 1993 to 1997, Mr. Keiper was an officer and member of the Board of Directors of Artisoft, Inc., a publicly-held software company that develops and markets networking and communications software. Mr. Keiper served as the President and Chief Operating Officer of Artisoft, Inc. during 1993, as Chief Executive Officer from 1993 to 1997, and as Chairman of the Board from 1995 to 1997. From 1986 to 1993, Mr. Keiper held various executive positions with MicroAge, Inc., a publicly held distributor and integrator of information technology products and services, including serving as President and Chief Operating Officer. Mr. Keiper's education includes a Bachelor of Science Degree in Finance from Eastern Illinois University; a law degree from Arizona State University; and a Master of International Management Degree from the American Graduate School of International Management.

     Stephen A McConnell joined the Company as a Director on January 26, 1999. Mr. McConnell formed and has served as President of Solano Ventures, a private capital investments company, since 1991. Mr. McConnell has also served as Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry since 1998, and as Chairman of Mallco Lumber and Building Materials, Inc. from 1991 to 1997. Mr. McConnell previously served as a Director, President and Chief Executive Officer of N-W Group, Inc., a publicly-held real estate company, from 1985 to 1991. Mr. McConnell currently serves on the Board of Directors of four other publicly-held companies, including Pilgrim America Capital Corporation, Vodavi Technology, Inc., Capital Title Group, Inc. and Mobile Mini, Inc., and four privately-held companies. Mr. McConnell attended Harvard University and received a Bachelor of Science Degree in Business Administration and a Master of Business Administration Degree.

     Jock Patton, a private investor, joined the Company as a Director on January 26, 1999. From 1992 to 1997, Mr. Patton was a Director and President of StockVal, Inc., an SEC registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide. From 1972 to 1992, Mr. Patton was a Partner and Director in the law firm of Streich Lang where he founded and headed the Corporate/Securities Practice Group. Mr. Patton currently serves on the Board of Directors of Hypercom Corporation and Stuart Entertainment, Inc., both publicly-held companies, and is Trustee of eight Pilgrim mutual funds with aggregate invested assets of over $3.0 billion. Mr. Patton is also a Director of several privately-held companies, including National Airlines, Inc., a Las Vegas-based start-up airline funded with over $50 million of venture equity. Mr. Patton has previously served on the Board of Directors of five other publicly-held companies including Unison HealthCare Corporation, Artisoft, Inc., America West Airlines, Inc., Finalco Group, Inc., and Del E. Webb Corporation. Mr. Patton attended the University of California at Berkeley and received an A.B. Degree in Political Science and a law degree.

     Crawford L Cole, Brent W. Lippman and Kurt R. Jaggers resigned from the Company's Board of Directors effective April 22, 1998, January 4, 1999 and March 5, 1999, respectively.

  Board of Directors' Meetings.

     During the year ended December 31, 1998, the Board of Directors held 15 meetings and took action by written consent on five occasions. Each Director attended all of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

     The Company maintains an Audit Committee and a Compensation Committee. The Company does not have a standing Nominating Committee.

     The Audit Committee's function is to review with the Company's independent public accountants and management the annual financial statements and independent public accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent public accountants, approve all professional services performed by the independent public accountants, recommend the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. During the year ended December 31, 1998, Mr. Jaggers and Mr. Keiper served as members of the Audit Committee and held four meetings.

     The Compensation Committee's function is to review and approve salary and bonus levels for senior management and stock option grants. Mr. Cole, Mr. Jaggers and Mr. Keiper served as members of the Compensation Committee during the year ended December 31, 1998. Mr. Keiper joined the Compensation Committee in April 1998 upon Mr. Cole's resignation from the Board of Directors. During the year ended December 31, 1998, the Compensation Committee held five meetings and took action by written consent on three occasions. For additional information concerning the Compensation Committee, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for election of the Class III Directors. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF MESSRS. ARMSTRONG AND PAKIS AS CLASS III DIRECTORS OF THE COMPANY.

                                 PROPOSAL NO. 2
           APPROVAL OF ADOPTION OF 1999 EMPLOYEE STOCK PURCHASE PLAN

     The Company currently maintains the JDA Software Group, Inc. 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan"), pursuant to which eligible employees may purchase shares of the Company's Common Stock at a discount through payroll deductions. As of February 28, 1999, only 190,025 shares remained available for issuance under the 1998 Purchase Plan. The 1998 Purchase Plan is implemented through offerings of approximately 24 months in duration, and the Board of Directors determined that, at current levels of employee participation, the number of shares available for issuance under the 1998 Purchase Plan will not be sufficient to cover anticipated share requirements for the offerings which are currently in progress due to the present market conditions impacting the price of the Company's Common Stock. As a result of current interpretation of generally accepted accounting principles applicable to certain employee stock purchase plans, the Company could have been required to recognize compensation expense if the share reserve of the 1998 Purchase Plan was increased and such additional shares were issued pursuant to offerings which began prior to the date on which the stockholders approved the share reserve increase. However, adoption of a new employee stock purchase plan under which offerings do not begin until after the date that the stockholders approve the plan will not cause the recognition of a compensation expense under current generally accepted accounting principles.

     Accordingly, in March 1999, the Board of Directors adopted the JDA Software Group, Inc. 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan"), subject to stockholder approval, to become effective on August 16, 1999 (the "Effective Date"). The 1999 Purchase Plan will be implemented through six-month offerings in order to minimize any future impact of the change in the accounting rules described above, and to make the plan easier to administer. A total of 750,000 shares of Common Stock will be reserved for issuance under the 1999 Purchase Plan.

     The Board of Directors believes that adopting the 1999 Purchase Plan will benefit the Company, since providing employees of the Company with an opportunity to purchase shares of Common Stock pursuant to the 1999 Purchase Plan is helpful in attracting, retaining, and motivating valued employees.

DESCRIPTION OF THE 1999 PURCHASE PLAN

     The following summary of the 1999 Purchase Plan is qualified in its entirety by the specific language of the 1999 Purchase Plan, a copy of which is available to any stockholder upon request.

     General. The 1999 Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the 1999 Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each purchase period during the Offering unless the participant has withdrawn from participation in the 1999 Purchase Plan prior to such date.

     Shares Subject to Plan. A maximum of 750,000 of the Company's authorized but unissued or reacquired shares of Common Stock may be issued under the 1999 Purchase Plan, which amount will be increased on August 1 of each year by an amount equal to the lesser of 750,000 shares or an amount determined by the Board of Directors. The first annual increase in the share reserve described in the preceding sentence will occur on August 1, 2000 and the last annual increase will occur on August 1, 2009. The number of shares issuable under the 1999 Purchase Plan is subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 1999 Purchase Plan.

     Administration. The 1999 Purchase Plan is administered by the Board. Subject to the provisions of the 1999 Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the 1999 Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1999 Purchase Plan or any Purchase Rights. The 1999 Purchase Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorney's fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the plan.

     Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the 1999 Purchase Plan is eligible to participate in an Offering under the 1999 Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and 5 months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the 1999 Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the 1999 Purchase Plan. As of February 28, 1999, the Company had approximately 1,100 employees that would be eligible to participate in the 1999 Purchase Plan.

     Offerings. Generally, each Offering of Common Stock under the 1999 Purchase Plan is for a period of twenty-four months (an "Offering Period"). Offering Periods under the 1999 Purchase Plan are overlapping, with a new Offering Period beginning every six months. Offering Periods will generally commence on the sixteenth day of February and August of each year and end on the fifteenth day of February and August twenty-four months later, respectively. The first Offering Period will commence on the Effective Date and will end on August 15, 2001. Each Offering Period will generally be comprised of four six-month purchase periods ("Purchase Periods"). The first Purchase Period of the first Offering Period will commence on August 16, 1999 and end on February 15, 2000. Shares are purchased on the last day of each Purchase Period (the "Purchase Date"). The Board may establish a different term for one or more Offerings or Purchase Periods or different commencement or ending dates for an Offering or a Purchase Period.

     Participation and Purchase of Shares. Participation in the 1999 Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an Offering Period. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period. Once an employee becomes a participant in the 1999 Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as that employee withdraws from the 1999 Purchase Plan, becomes ineligible to participate in the 1999 Purchase Plan, or terminates employment.

     Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of (i) that number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the first day of the Offering Period or (ii) 1,250 shares, provided that these dollar and share amounts will be prorated for any Offering Period that is other than 24 months in duration. No participant may purchase under the 1999 Purchase Plan shares of the Company's Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased).

     At the end of each Purchase Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during that Offering Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price per share at which shares are sold at the end of a Purchase Period generally equals 85% of the lesser of the fair market value per share of the Company's Common Stock on the first day of the Offering Period or the Purchase Date. On March 19, 1999, the closing price of a share of the Company's Common Stock was $6 5/16, as reported on the Nasdaq Stock Market. Any payroll deductions under the 1999 Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period or Offering Period.

     A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

     Change in Control.  The 1999 Purchase Plan provides that, in the event of
(i) a sale or exchange by the stockholders of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party,
(iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), the acquiring or successor corporation may assume the Company's rights and obligations under the 1999 Purchase Plan or substitute substantially equivalent Purchase Rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding Purchase Rights, the Board may adjust the last day of the Offering Period to a date on or before the date of the Change in Control. Any Purchase Rights that are not assumed, substituted for, or exercised prior to the Change in Control will terminate.

     Termination or Amendment. The 1999 Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the 1999 Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1999 Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the 1999 Purchase Plan.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1999 PURCHASE PLAN

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1999 Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     A participant recognizes no taxable income either as a result of commencing to participate in the 1999 Purchase Plan or purchasing shares of the Company's Common Stock under the terms of the 1999 Purchase Plan.

     If a participant disposes of shares purchased under the 1999 Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the Purchase Date (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be mid-term or long-term if the participant's holding period is more than twelve months.

     If the participant disposes of shares purchased under the 1999 Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the applicable Purchase Date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a mid-term or long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a mid-term or long-term capital loss.

     If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the Offering Period in which the shares were purchased will constitute ordinary income in the year of death.

     The Company should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

NEW PLAN BENEFITS

     Benefits under the 1999 Purchase Plan will depend on employees' elections to participate and the fair market value of the Company's Common Stock at various future dates. Accordingly, it is not possible to determine the benefits that will be received by executive officers and other employees if the 1999 Purchase Plan is approved by the stockholders. The number of shares of Common Stock purchased by the Company's current executive officers under the 1998 Purchase Plan during the past fiscal year are as follows: Ms. Magnuson -- 3,178; Mr. Bendokaitis -- 3,283; Mr. Brewer -- 3,766; Mr. Hines -- 416; and Mr. Morrison -- 3,456. Mssrs. Armstrong, Charness, Pakis, and Tidmarsh did not participate in the 1998 Purchase Plan. All current executive officers as a group purchased 14,099 shares. All other current employees, including officers who are not executive officers, as a group purchased 245,876 shares. Non-employee Directors are not eligible to participate in the 1998 or 1999 Purchase Plans. In addition, no person has purchased more than five percent of the total number of shares issued under the 1998 Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the adoption of the 1999 Purchase Plan is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO ADOPT THE 1999 PURCHASE PLAN WITH AN INITIAL SHARE RESERVE OF 750,000 SHARES.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 31, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all persons known by the Company to beneficially own more than 5% of the outstanding Common Stock of the Company, and (iv) all Directors and executive officers of the Company as a group.

                                                                 SHARES
                                                              BENEFICIALLY    PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)       OF CLASS
            ------------------------------------              ------------    ----------
James D. Armstrong(2).......................................   1,851,348          7.8%
Frederick M. Pakis(3).......................................   1,263,969          5.3%
J. Michael Gullard..........................................           0             *
William C. Keiper(4)........................................       6,770             *
Stephen A McConnell.........................................       9,000             *
Jock Patton.................................................           0             *
Kevin J. Bendokaitis(5).....................................      12,257             *
Hamish N. Brewer(6).........................................      25,782             *
Peter J. Charness...........................................       1,000             *
Scott D. Hines(7)...........................................      20,447             *
Kristen L. Magnuson(8)......................................      29,338             *
Gregory L. Morrison(9)......................................      15,103             *
David J. Tidmarsh...........................................       1,000             *
                                                               ---------
  All Directors and executives officers as a group (13
     persons)(10)...........................................   3,236,014         13.5%
FMR Corporation(11).........................................   1,751,450          7.4%
Massachusetts Financial Services Company(12)................   1,232,239          5.2%

---------------
  *  Represents less than 1% of the outstanding Common Stock.

 (1) The information regarding security ownership of the Company's Common Stock is as of March 31, 1999, except for the security ownership information regarding FMR Corporation ("FMR"), which is derived from a Schedule 13G filed by FMR with the Securities and Exchange Commission on February 1, 1999; and Massachusetts Financial Services Company ("MFS"), which is derived from a Schedule 13G filed by MFS with the Securities and Exchange Commission on February 11, 1999. The percentage of class calculations are based on the number of shares of JDA Software Group, Inc. Common Stock outstanding on March 31, 1999 (23,724,783 shares) plus, where appropriate, those shares subject to unexercised options which were exercisable on March 31, 1999, or within sixty days thereafter.

 (2) Includes 48,331 shares subject to unexercised options.

 (3) Includes 48,331 shares subject to unexercised options.

 (4) Includes 6,770 shares subject to unexercised options.

 (5) Includes 8,809 shares subject to unexercised options.

 (6) Includes 20,623 shares subject to unexercised options.

 (7) Includes 20,031 shares subject to unexercised options.

 (8) Includes 21,560 shares subject to unexercised options.

 (9) Includes 10,623 shares subject to unexercised options.

(10) Includes an aggregate of 185,078 shares subject to unexercised options.

(11) FMR Corporation is a Massachusetts-based investment advisor. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109-3614.

(12) Massachusetts Financial Services Company is a Massachusetts-based investment advisor. The address of MFS is 500 Boylston Street, Boston, Massachusetts 02116.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, and their ages as of March 31, 1999, are as follows:

                   NAME                     AGE                          TITLE
                   ----                     ---                          -----
James D. Armstrong........................  48     Co-Chairman and Co-Chief Executive Officer
Frederick M. Pakis........................  45     Co-Chairman and Co-Chief Executive Officer
Kristen L. Magnuson.......................  42     Senior Vice President and Chief Financial Officer
Kevin J. Bendokaitis......................  44     Senior Vice President, In-store Systems
Hamish N. Brewer..........................  36     Senior Vice President, Enterprise Systems
Peter J. Charness.........................  44     Senior Vice President, Marketing and Chief Product
                                                   Officer
Scott D. Hines............................  35     Senior Vice President, Technology
Gregory L. Morrison.......................  51     Senior Vice President, Analytic Applications
David J. Tidmarsh.........................  47     Senior Vice President, Client Services

     A description of the business backgrounds of Mr. Armstrong and Mr. Pakis is included under the caption "Proposal No. 1 -- Election of Directors."

     KRISTEN L. MAGNUSON has served as the Company's Senior Vice President and Chief Financial Officer since joining the Company in September 1997. Prior to joining the Company, Ms. Magnuson served as Vice President of Finance and Planning for Michaels Stores, Inc., a $1.4 billion publicly-held arts and craft retailer from 1990 to 1997, as Senior Vice President and Controller of MeraBank FSB, an $8 billion financial institution, from 1987 to 1990, and various positions in the audit department of Ernst & Young from 1978 to 1987. Ms. Magnuson is a Certified Public Accountant and received a Bachelor of Business Administration Degree in Accounting from the University of Washington.

     KEVIN J. BENDOKAITIS has served as the Company's Senior Vice President, In-store Systems since February 1999. Mr. Bendokaitis previously served as the Company's Senior Vice President for the Americas during 1998, as Vice President of North American Sales from 1996 to 1998, and as Director of Sales for the United States from 1992 to 1996. Prior to joining the Company, Mr. Bendokaitis served as Vice President of Sales for Datavantage, Inc., a privately-held software company, from 1990 to 1991, and as a Senior Sales Representative for Sterling Software, a publicly-held software company, from 1981 to 1990. Mr. Bendokaitis attended Kent State University and received a Bachelor of Science Degree in Marketing.

     HAMISH N. BREWER has served as the Company's Senior Vice President, Enterprise Systems since February 1999. Mr. Brewer previously served as the Company's Senior Vice President, International during 1998, as Director of the Company's European, Middle East and African operations from 1996 to 1997, and as a Marketing Representative from 1994 to 1996. Prior to joining the Company, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1994, and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce Degree from the University of Birmingham in England.

     PETER J. CHARNESS has served as the Company's Senior Vice President, Marketing and Chief Product Officer since March 1999. Mr. Charness previously served as the Company's Vice President of Marketing and Strategy for the JDA Arthur Division from 1998 to 1999. Prior to joining the Company, Mr. Charness served as Vice President and General Manager of the Retail Division of Comshare, Inc, a publicly-held software company, from 1996 to 1998, as Vice President, Professional Services of Mitech Computer Systems, Inc., a publicly-held software company, from 1995 to 1996, and in various management positions including Vice President Logistics and Technology of Dylex Ltd., a publicly-held Canadian retail sales company, from 1984 to 1995. Mr. Charness' education includes a CEGEP Diploma from McGill University in Montreal, Quebec, a Bachelor of Arts Degree from York University in Toronto, Ontario, and a Master of Business Administration Degree from the University of Western Ontario.

     SCOTT D. HINES has served as the Company's Senior Vice President, Technology since February 1999. Mr. Hines previously served as the Company's Vice President of In-store Systems from 1997 to 1998, as

Director of Store Systems Product Development from 1996 to 1997, and as Associate Director of Store Systems Product Development from 1993 to 1996. Prior to joining the Company, Mr. Hines served as Director of MIS for US Hosiery Corporation, a publicly-held retail sales company, from 1991 to 1993, and as President of DataWorks, Inc., a privately-held software development company, from 1987 to 1991. Mr. Hines attended Carnegie Mellon University and received a Bachelor of Science Degree in Molecular Biology.

     GREGORY L. MORRISON has served as the Company's Senior Vice President, Analytic Applications since February 1999. Mr. Morrison previously served as the Company's Senior Vice President and Managing Director, JDA Arthur during 1998, as Vice President of Latin American Operations from 1996 to 1998, as Director of Latin American Operations from 1995 to 1996, and as Sales Manager, Latin America from 1994 to 1995. Prior to joining the Company, Mr. Morrison served as a Regional Manager with Retail Interactive, a division of First Financial Management Corporation (now known as First Data Corporation), a publicly-held financial services provider, from 1992 to 1995, and various positions in the audit department of KPMG Peat Marwick from 1984 to 1992. Mr. Morrison attended California State University -- Northridge and received a Bachelor of Science Degree in Business Administration -- Accounting.

     DAVID J. TIDMARSH has served as the Company's Senior Vice President, Client Services since February 1999. Prior to joining the Company, Mr. Tidmarsh served as Vice President of Business Development with HNC Retek, a business unit of HNC Software Inc., a publicly-held software solutions provider, from 1997 to 1998, as Chief Information Officer and Vice President of Logistics with Wilsons The Leather Experts, a retail sales company, from 1993 to 1997, as Chief Operating Officer of Page-Com, a publicly-held direct mail marketer of communication equipment, and as Vice President of Merchandise Planning, Allocation and Logistics with Pier One Imports, a specialty retail company, from 1987 to 1992. Mr. Tidmarsh attended Marquette University and received a Bachelor of Administration Degree in Psychology.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 1998, 1997 and 1996, for those persons who served as (i) chief executive officer during 1998; and (ii) the four most highly compensated executive officers as of December 31, 1998 other than the Chief Executive Officer. (the "Named Executive Officers")

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                             ANNUAL                              COMPENSATION
                                          COMPENSATION                        ------------------
                                        -----------------                         SECURITIES
                                        SALARY     BONUS     OTHER ANNUAL     UNDERLYING OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     ($)       ($)     COMPENSATION(1)         (#)(2)         COMPENSATION($)
---------------------------      ----   -------   -------   ---------------   ------------------   ---------------
Brent W. Lippman(3)............  1998   287,500   125,222            0             127,500              1,728
  Chief Executive Officer        1997   212,500   150,000            0             420,000              1,730
                                 1996   150,000   100,000            0              30,000              1,673
Kristen L. Magnuson(4).........  1998   187,500    78,750            0              45,000              1,728
  Senior Vice President and      1997    47,228    16,667            0              45,000              1,059
  Chief Financial Officer        1996        --        --           --                  --                 --
Kevin J. Bendokaitis(5)........  1998   162,500    98,835            0              47,632              1,709
  Senior Vice President          1997   150,000    42,803            0              11,250              1,674
  In-store Systems               1996   100,000    61,314            0                   0              1,527
Hamish N. Brewer(6)............  1998   203,819   100,000       70,334              46,222                 89
  Senior Vice President          1997   154,537   457,593            0              30,000              7,145
  Enterprise Systems             1996    79,033   249,806            0                   0                  0
Gregory L. Morrison(7).........  1998   150,000   109,359            0              47,383              2,506
  Senior Vice President          1997   150,000    31,625            0              11,250              2,592
  Analytic Applications          1996   100,000    62,479            0                   0              1,075

---------------
(1) Unless otherwise noted, other annual compensation for the periods presented, including moving expenses and other perquisites, was less than 10% of the respective current or former executive officer's total annual salary and bonus.

(2) The amounts shown in this column represent outstanding stock options granted pursuant to the Company's 1996 Stock Option Plan and have been adjusted to reflect the Company's three-for-two stock split effected in July 1998.

(3) Mr. Lippman terminated his employment with the Company on January 4, 1999. The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1998, 1997 and 1996 of $1,200, $1,140 and $1,140, respectively, and group term life insurance premiums of $528, $590 and $533, respectively.

(4) Ms. Magnuson joined the Company as Senior Vice President and Chief Financial Officer in September 1997. The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1998 and 1997 of $1,200 and $875, respectively, and group term life insurance premiums of $528 and $184, respectively.

(5) The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1998, 1997, and 1996 of $1,200, $1,140, and $1,140, respectively, and group term life insurance premiums of $509, $534, and $387, respectively.

(6) The amount shown for other annual compensation represents relocation allowances and certain other reimbursements paid to Mr. Brewer in 1998 in connection with his relocation to Phoenix, Arizona. The amounts shown for all other compensation in 1998 include group term life insurance premiums and in 1997 include automobile expenses paid by the Company.

(7) The amounts shown for all other compensation include contributions under the Company's 401(k) plan in 1998, 1997, and 1996 of $1,200, $1,140, and $544, respectively, and group term life insurance premiums of $1,306, $1,452, and $531, respectively.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     JDA Software, Inc., a wholly-owned subsidiary of the Company, entered into employment agreements with Mr. Armstrong and Mr. Pakis on January 1, 1998. Under the terms of these agreements, they will each receive a base salary and a bonus determined by the Board of Directors or its Compensation Committee. Each agreement continues unless terminated by either party upon the giving of proper notice as specified in such agreement.

     The Company has entered into indemnification agreements with each of its directors and Named Executive Officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

     Effective as of May 22, 1998, the Compensation Committee of the Board approved amendments to the stock option agreements previously granted to Mr. Lippman under the Company's 1995 Stock Option Plan and the Company's 1996 Stock Option Plan and to Ms. Magnuson under the Company's 1996 Stock Option Plan. The amendments provide for the acceleration of vesting of the stock options upon (i) a change of control (if the stock options are not expressly assumed by the Company's successor), including a merger, sale of substantially all of the assets, liquidation or dissolution of the Company or (ii) termination of employment by the Company or its successors within 18 months of such a change in control. All future options granted to Mr. Armstrong, Mr. Pakis and Ms. Magnuson under the Company's 1996 Stock Option Plan will contain an identical provision.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Executive officers, directors and greater than 10% shareholders are required under Exchange Act regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon the Company's review of the forms that have been furnished, or the written representations from certain reporting persons that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 1998, except that Mr. Jaggers inadvertently filed a late Form 4 relating to his 1998 annual grant of stock options pursuant to the Company's 1996 Outside Director Stock Option Plan ("Directors Plan").

CERTAIN TRANSACTIONS

     The Company renewed a lease effective January 1, 1998, with the Pakis-Armstrong Venture, an Arizona General Partnership, the general partners of which are Messrs. Armstrong and Pakis. The lease covers approximately 5,400 square feet of office space in Scottsdale, Arizona that the Company uses primarily as a training facility. The lease calls for $67,500 in annual base rent and the Company is required to pay all real property taxes, insurance and ordinary maintenance on the premises and to name the Pakis-Armstrong Venture as an additional insured on its general liability insurance policy. The lease will terminate on December 31, 1999, unless otherwise extended by the parties. The Company understands that all amounts to be paid by the Company to the Pakis-Armstrong Venture for the lease described in this paragraph will be evenly distributed to Messrs. Armstrong and Pakis. The Company believes that the terms of the lease agreement with the Pakis-Armstrong Venture are at least as favorable as those that would have been obtained for a similar lease of a comparable property from unaffiliated third parties.

COMPENSATION OF DIRECTORS

     Non-employee Directors receive an annual retainer of $15,000 plus $1,000 for attendance at regular Board of Director meetings (including same-day committee meetings) and $500 for participation in scheduled telephonic board or telephonic committee meetings. Non-employee Directors also receive reimbursement for reasonable out-of-pocket expenses. Directors who are employees of the Company do not receive any additional compensation for their service on the Board of Directors. Non-employee Directors also participate in the Directors Plan that provides for the automatic grant of non-qualified stock options to non-employee Directors. Under the Directors Plan, each new non-employee Director elected after March 15, 1996 is automatically granted an option to purchase 18,750 shares of the Company's Common Stock on the date of his or her election. In addition, each continuing non-employee Director is automatically granted an option to purchase 6,000 shares of the Company's Common Stock at each annual meeting of the stockholders after their initial election. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. Generally, options granted under the Directors Plan vest over three years and have a term of ten years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1998, outside directors, Messrs. Cole, Jaggers and Keiper served on the Compensation Committee. Mr. Keiper joined the Compensation Committee in April 1998 upon Mr. Cole's resignation from the Board of Directors. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning the grants of stock options pursuant to the Company's 1996 Stock Option Plan during the fiscal year ended December 31, 1998 to the Named Executive Officers identified in the Summary Compensation Table. No SARs were granted during 1998.

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION FOR
                                          INDIVIDUAL GRANTS IN 1998(1)                        OPTION TERM(2)
                          -------------------------------------------------------------   -----------------------
                              NUMBER OF         PERCENT OF
                              SECURITIES       TOTAL OPTIONS    EXERCISE
                              UNDERLYING        GRANTED TO      PRICE PER    EXPIRATION
          NAME            OPTIONS GRANTED(#)     EMPLOYEES     SHARE($/SH)      DATE        5%($)        10%($)
          ----            ------------------   -------------   -----------   ----------   ----------   ----------
Brent W.
  Lippman(3)(4).........        37,500              1.6%         $19.542     1/27/2008    $  460,850   $1,167,902
                                90,000              3.8%         $26.959      7/7/2008    $1,525,795   $3,866,757
Kristen L.
  Magnuson(3)...........        11,250               .5%         $19.542     1/27/2008    $  138,255   $  350,371
                                33,750              1.4%         $26.959      7/7/2008    $  572,173   $1,450,034
Kevin J. Bendokaitis....        13,882               .6%         $19.542     1/27/2008    $  170,600   $  432,342
                                33,750              1.4%         $26.959      7/7/2008    $  572,173   $1,450,034
Hamish N. Brewer........        23,722              1.0%         $19.542     1/27/2008    $  291,533   $  738,815
                                22,500               .9%         $26.959      7/7/2008    $  381,449   $  966,689
Gregory L. Morrison.....        11,758               .5%         $19.542     1/27/2008    $  144,498   $  366,192
                                35,625              1.5%         $26.959      7/7/2008    $  603,961   $1,530,591

---------------
(1) Incentive and nonstatutory stock options are granted under the Company's 1996 Stock Option Plan at prices not less than the fair market value of the Common Stock at the date of grant. The options generally become exercisable over a four-year period, commencing at the date of grant, and expire in ten years.

(2) The 5% and 10% assumed compounded annual rates of stock price appreciation are in accordance with the potential gains and are net of exercise price, but before taxes associated with the exercise rules of the Securities and Exchange Commission. These amounts and assumed rates of appreciation do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of the Common Stock and overall market conditions as well as the option holder's continued employment with the Company throughout the vesting period. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

(3) The stock options previously granted to Mr. Lippman and Ms. Magnuson under the Company's 1996 Stock Option Plan were amended effective as of May 22, 1998, to provide for acceleration of vesting upon a change in control of the Company. All stock options granted to Mr. Lippman and Ms. Magnuson subsequent to that date contain a provision for acceleration of vesting of such options in the event of a change of control of the Company.

(4) Mr. Lippman terminated his employment with the Company on January 4, 1999 and the outstanding stock options granted to Mr. Lippman during 1998 were cancelled at that time.

                 AGGREGATE OPTION EXERCISES DURING FISCAL 1998
                           AND YEAR END OPTION VALUES

     The following table sets forth information concerning option exercises during the year ended December 31, 1998, and unexercised options held as of December 31, 1998, by the Named Executive Officers identified in the Summary Compensation Table.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                               SHARES                       OPTIONS AT 12/31/98(#)            12/31/98($)(1)
                              ACQUIRED         VALUE      ---------------------------   ---------------------------
NAME                       ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       --------------   -----------   -----------   -------------   -----------   -------------
Brent W. Lippman(2)......      17,250        $440,788       156,061        438,689       $106,738            $4
Kristen L. Magnuson......           0               0        14,062         75,938              0           0
Kevin J. Bendokaitis.....       6,757        $115,696         3,889         50,861              0           0
Hamish N. Brewer.........      14,346        $268,236        12,498         60,627       $ 38,555           0
Gregory L. Morrison......       5,195        $ 65,262         6,326         50,861       $ 25,703           0

---------------
(1) Options are considered to be "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options on the specified date. The amounts shown in these columns are based upon the difference between the closing price of the Common Stock on December 31, 1998 ($9.688), and the exercise price of the options.

(2) Mr. Lippman terminated his employment with the Company on January 4, 1999. Mr. Lippman subsequently exercised 17,250 in vested options at an exercise price of $3.50. All other remaining outstanding stock options were cancelled.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

     During 1998, Messrs. Cole, Jaggers and Keiper, all three of whom were non-employee Directors, served on the Compensation Committee. Mr. Keiper joined the Compensation Committee in April 1998 upon Mr. Cole's resignation from the Board of Directors. Mr. McConnell and Mr. Patton joined, and Mr. Keiper resigned from, the Compensation Committee effective January 26, 1999. Mr. Jaggers resigned from the Compensation Committee in connection with his resignation from the Board of Directors on March 5, 1999. The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and to approve stock option grants to executive officers, and to set the compensation of the Co-Chief Executive Officers.

COMPENSATION PHILOSOPHY

     The Compensation Committee strives to align executive compensation with the value achieved by the executive team for the Company's stockholders. Toward that goal, the Company's compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Compensation Committee reviews and evaluates each executive officer's base and variable compensation annually relative to corporate performance and comparative market information.

     In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information in the form of published survey data provided to the Compensation Committee by the Company's human resources staff. In 1998, the Compensation Committee reviewed both the preliminary and the final reports of an outside compensation consultant which were provided in February and June, 1998, respectively. The reports compared JDA's executive compensation practices and levels to those of a peer group consisting of 21 publicly-traded enterprise software companies, and provided a comparative analysis of relative base salaries, target total cash compensation, actual total cash compensation, target total compensation including equity incentives, and actual total compensation including equity incentives. The Compensation Committee's policy is to set JDA's compensation targets to generally fall near the median of this peer group, with certain limited exceptions based upon competitive circumstances in individual cases.

     In preparing the performance graph for this Proxy Statement, the Company has selected the Nasdaq Computer and Data Processing Index, and the Nasdaq Stock Market-U.S. Index as its peer groups. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent.

     The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold and the Company believes that any options granted under the Option Plan currently meet the requirement of being performance-based in accordance with the regulations under
Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductions available to the Company for executive compensation in 1998. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

FORMS OF COMPENSATION

     Salary. The Company strives to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the vertical market enterprise software and general software industries. During 1998, Brent W. Lippman, Chief Executive Officer of the Company, following consultation with the Compensation Committee, approved executive salaries at the beginning of the year or at the time executives joined the Company.

     Based upon survey data provided to management and the Compensation Committee through 1998, the Compensation Committee believes its 1998 executive officer salary levels were set generally at median competitive levels. The Committee expects that annual salary adjustments will take into account achievements of individual executive officers during the prior year towards key Company-wide objectives set annually by the Committee, as well as the executive officers' performance of their individual responsibilities.

     Incentive Compensation. Cash incentive compensation is provided through participation in the Company's executive bonus plan. For 1998 the Board established distributions to executive officers under the executive bonus plan following completion of the Company's fiscal year, based generally on the Company's profitability targets. During 1998, the Company generally met or exceeded profitability targets during the first two fiscal quarters, and failed to meet such targets in the third and fourth quarters. The Compensation Committee nevertheless determined to pay the Company's executive officers, other than the Chief Executive Officer, the full individual target bonuses. This decision was based upon (i) the Compensation Committee's determination that the individuals involved had delivered strong individual performances, (ii) the Compensation Committee's recognition that the equity component of these individuals' compensation package was adversely impacted by the trading levels in the Company's stock, and (iii) the Compensation Committee's concern over retention of these key personnel.

     Stock Options. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore grants stock options under the Company's 1996 Stock Option Plan at the commencement of an executive officer's employment and, depending on that officer's performance and the propriety, in the Committee's judgment, of additional awards to retain key employees, periodically thereafter. Stock options are granted at the prevailing market price, generally vest over a period of four years and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance. As a result of the Compensation Committee's philosophy of using equity compensation as a significant portion of an executive's overall compensation, and in an attempt to attract, retain and motivate skilled personnel who are in demand, the Compensation Committee set equity compensation levels in 1998 that were somewhat above those of the peer group.

     Other Compensation Plans. The Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate. The incremental cost to the Company of benefits provided to executive officers under these life and health insurance plans and retirement plans is less than 10% of the base salaries for executive officers for 1998. Benefits under the broad-based plans are not directly or indirectly tied to Company performance.

     Most Company employees were, subject to certain limitations, eligible to participate in the Company's 1998 Employee Stock Purchase Plan which allowed all eligible Company employees (including executive officers, but excluding those who beneficially own more than 5% of the outstanding Common Stock) to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the share on the first day or the last day of the applicable offering period of the plan. The Compensation Committee believes the stock purchase plans encourage broad-based equity ownership throughout the Company's employee base, and thereby encourage alignment of employee incentive with stockholder interests.

     As of March 31, 1999 only 190,025 shares remained available for issuance under the 1998 Employee Stock Purchase Plan. The Board of Directors is recommending adoption of a 1999 Employee Stock Purchase Plan (see Proposal No.
2), which is designed to fulfill the objectives formerly served by the 1998 Employee Stock Purchase Plan.

CHIEF EXECUTIVE OFFICER

     Brent W. Lippman served as the Company's Chief Executive Officer ("CEO") throughout 1998 and until January 4, 1999, when he resigned. During 1998, Mr. Lippman's salary was based upon the analysis performed by the Compensation Committee in February 1998. Mr. Lippman's salary as CEO, as well as stock options granted to Mr. Lippman under the 1996 Stock Option Plan, were established based upon the same criteria and compensation philosophies outlined above for other executive officers of the Company. The Compensation Committee relied in part upon a comparison of Mr. Lippman's compensation with CEO compensation levels at the vertical market enterprise software companies and other software companies reviewed in the reports referenced above.

     During 1998, Mr. Lippman accrued and drew down portions of his target bonus on a quarterly basis based upon the Company's performance versus internal budgets. As a result, in light of the shortfall in the Company's performance versus budget in the fourth quarter of 1998, Mr. Lippman did not receive his full targeted bonus for the fiscal year.

                                          1998 COMPENSATION COMMITTEE

                                          William C. Keiper

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's Common Stock with the Nasdaq Stock Market index (U.S. companies) and the cumulative total return of the Nasdaq Computer and Data Processing Stocks Index for the period from March 15, 1996, the date of the Company's initial public offering, to December 31, 1998. The comparison assumes that $100 was invested on March 15, 1996 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                            JDA SOFTWARE GROUP, INC.
JDA SOFTWARE GRAPH

                                                JDA SOFTWARE GROUP, INC.                                    COMPUTER AND DATA
                                                ------------------------     NASDAQ STOCK MARKET (US     PROCESSING STOCKS (PEER
                                                                                   COMPANIES)                    GROUP)
                                                                             -----------------------     -----------------------
3/15/96                                                  100.00                      100.00                      100.00
12/31/96                                                 219.22                      117.88                      151.52
12/31/97                                                 269.22                      144.62                      332.32
12/31/98                                                 111.78                      203.29                      133.26

                                 PROPOSAL NO. 3
              RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accounting firm utilized by the Company during the fiscal year ended December 31, 1998 was Deloitte & Touche LLP. The Board of Directors has selected Deloitte & Touche LLP as its independent public accountants for fiscal 1999. A representative of Deloitte & Touche LLP will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if so desired.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals may be submitted for inclusion in the Company's 2000 proxy material after the 1999 Annual Meeting but no later than 5:00 p.m., Phoenix, Arizona time on December 15, 1999. Proposals must be in writing and sent via registered, certified, or express mail to: Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260. Facsimile or other forms of electronic submissions will not be accepted.

                         TRANSACTION OF OTHER BUSINESS

     The Board of Directors does not know of or intend to present any matters at the 1999 Annual Meeting other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors
                                          /s/ Kristen L. Magnuson

                                          Kristen L. Magnuson
                                          Secretary

April 19, 1998

PROXY

                            JDA SOFTWARE GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James D. Armstrong and Kristen L. Magnuson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in JDA Software Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the JDA Software Group, Inc. World Headquarters, Scottsdale, Arizona on Thursday, May 20, 1999 at 10:00 a.m. Scottsdale, Arizona time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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
                                                                 Please mark [X]
                                                                 votes as in
                                                                  the sample.

A vote FOR the following proposals is recommended by the Board of Directors:

1. ELECTION OF DIRECTORS
                                      FOR  WITHHELD
   Nominees:  James D. Armstrong      [ ]     [ ]

                                      FOR  WITHHELD
              Frederick M. Pakis      [ ]    [ ]

2. Approval of adoption of 1999 Employee
   Stock Purchase Plan.
                                      FOR   AGAINST   ABSTAIN
                                      [ ]     [ ]       [ ]

3. Ratify appointment of independent public
   accountants.
                                      FOR   AGAINST   ABSTAIN
                                      [ ]     [ ]       [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.  [ ]




Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their title. Please date the Proxy.

Signature(s)                                                 Date
            ------------------------------------------------      -------------

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